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                                  SCHEDULE 14A
                                   (Rule 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


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Check the appropriate box:

[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                  Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              DELTA APPAREL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              BETTIS C. RAINSFORD
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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                              BETTIS C. RAINSFORD
                           108 1/2 COURT HOUSE SQUARE
                              EDGEFIELD, SC 29824

               IMPORTANT MESSAGE REGARDING THE ANNUAL MEETING OF
                      SHAREHOLDERS OF DELTA APPAREL, INC.

                                                                October 30, 2000

Dear Fellow DELTA APPAREL Shareholder:

     My name is Bettis C. Rainsford and, as you know by now, I am one of the largest shareholders of Delta Apparel. I am a co-founder and was the long-time CFO of Delta Woodside Industries, Inc., the company from which Delta Apparel, and its sister company, Duck Head Apparel Company, Inc., were spun off earlier this year.

     During recent years, I had become increasingly disappointed with the performance of Delta Woodside. I was extremely frustrated with what I regarded as bad management decisions made by the CEO, E. Erwin Maddrey, II. After discussions with him were unsuccessful, in February 1998, I presented to the Delta Woodside Board of Directors the first in a series of documents entitled "Maximizing Shareholder Value," in which I bluntly pointed out the failure of Delta Woodside to deliver satisfactory results for shareholders, and laid out a strategy to recover lost ground. During 1998, many of my proposals were adopted, eliminating divisional operating losses and reducing debt.

                   THE BOARD'S ILL-ADVISED SPIN OFF STRATEGY

     In 1999, when the Board of Directors of Delta Woodside decided to spin off the apparel divisions, I opposed this strategy as a bad idea that would leave Delta Woodside shareholders with illiquid, thinly-capitalized companies, trading at discounts to their inherent values. The Delta Woodside Board acknowledged that the shares might be deeply discounted, particularly as institutional shareholders might seek to sell their shares. At the same time, they put in place a specific credit facility to repurchase shares of the Company. In my opinion, it would be a violation of the fiduciary duties of the directors of a company to craft a strategy which they believed would result in discounted values, with the intention of taking advantage of shareholders by then causing the company to repurchase the shares at discounted values which resulted from their own strategy.

     Since the spin-off, the market has substantiated my concerns, as your stock has traded at less than 70% OF TANGIBLE BOOK VALUE!! In addition to the price discount, there is also very limited liquidity, as is evidenced by the fact that the average daily trading volume has been only about 4,500 shares, and on half of the trading days, it has been 2,500 shares or less.

            BOARD GRANTS EXCESSIVE COMPENSATION, ADOPTS POISON PILLS

     Most of the current directors of Delta Apparel, specifically E. Erwin Maddrey, II, Buck A. Mickel, Max Lennon, Jim Kane, William F. Garrett and C.C. Guy, are also directors of Delta Woodside and Duck Head. Acting in their capacities as directors of the three companies, these men have undertaken a whole series of actions during the past year which, in my opinion, have caused shareholders' investments in these companies to be greatly devalued, as follows:

     - Adopting a "Dead-Hand" Poison Pill at Delta Apparel,

     - Adopting a "Dead-Hand" Poison Pill at Duck Head, and

     - Adopting a Poison Pill at Delta Woodside, each of which, in my view, serves to entrench these interlocked Boards and depress share values.

     - Paying the DELTA APPAREL CEO, during the fiscal year 2000, total compensation of $1,348,286, or about 28% of the net income of your Company.
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     - Paying bonuses to the top 3 DELTA APPAREL EXECUTIVES OF $1,270,180, or
       about 27% of the net income of your Company. This was BONUSES ONLY, NOT SALARY!!

     - Informing the Delta Apparel Board that the total bonuses to be paid to all employees would be in the range of $3 million and that the Delta Apparel CEO alone would receive 25% of the total bonus pool. He actually received $908,700 in bonus. Although the Company has not told us how much in total bonuses was paid (and we ask that they would), you can imagine the total bonus pool of the Company!!

     - Adopting the Stock Option and Incentive Stock Award Plans at DELTA APPAREL, representing 22.5% OF THE SHARES OF YOUR COMPANY, and NOT ALLOWING THE PUBLIC SHAREHOLDERS THE OPPORTUNITY TO VOTE ON IT.

     - Amending the terms of the option granted to the DUCK HEAD CEO, giving him the opportunity to purchase ONE MILLION Duck Head shares, or NEARLY 30% OF THAT COMPANY, at a per share price, if computed today, of only about 13% of that company's net tangible book value per share.

     - Adopting the Stock Option and Incentive Stock Award Plans at DUCK HEAD, representing 22.5% OF THE SHARES OF THAT COMPANY AND DENYING THE PUBLIC SHAREHOLDERS THE OPPORTUNITY TO VOTE ON THEM. The shares in the Duck Head Plans, combined with the Duck Head CEO million share option, would constitute OVER 41% of the equity of that company.

     - Adopting, and submitting for shareholder approval, Stock Option and Incentive Stock Award plans at DELTA WOODSIDE, representing 10% OF THE SHARES OF THAT COMPANY. Originally, Mr. Garrett, one of the aforementioned directors, had lobbied me to support the employee stock plans for 22.5% of the Delta Woodside shares -- the same high level adopted by the Boards of the two apparel companies.

     - Approving a Severance Plan for Employees of DUCK HEAD, which, if implemented, could cost its public shareholders up to an additional $1 million in severance upon a sale of that company, or about 40% of the market capitalization of that company at the time the Plan was approved.

     - Recently hiring a new President and COO of DUCK HEAD, presumably to share executive duties with the current CEO, and be paid a per annum salary of $336,000, plus a guaranteed bonus and stock options.

     - Increasing their own compensation as Directors from $30,000 annually before the spin-off as Delta Woodside directors to what will be increased in five years to $60,000 annually for combined service in the three companies.

     STOP FURTHER IRRESPONSIBLE ACTIONS BY THE BOARD -- VOTE THE BLUE PROXY

     While all of the above actions during the past fifteen months were undertaken for the benefit of the directors and management, little was done, in my opinion, for the benefit of the former Delta Woodside shareholders, who have experienced a horrifying loss in value during recent years.

     Given the actions and attitude of the current directors, I believe that unless these directors are removed and replaced with directors committed to maximizing shareholder value, shareholders will be locked in, for the foreseeable future, to holding undervalued shares.

                            THE NEW NOMINEES' PLEDGE

     Several weeks ago, I resolved to attempt to replace the incumbent directors with new directors who are firmly committed to serving the interests of all shareholders. I am now soliciting your vote for these nominees.

            IF ELECTED, THE NEW NOMINEES HAVE PLEDGED THEMSELVES TO:

     - Operate the Company for the benefit of shareholders, while aggressively focusing on strategies to maximize shareholder value, which may include a sale, merger, recapitalization or other extraordinary corporate transaction with respect to the Company;
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     - Limit the total bonuses paid to all employees to five percent (5%) of operating earnings for the year in which the bonus is paid, after giving effect to operating earnings for the accrual of such bonuses;

     - Cancel all unissued stock options, and resolve not to authorize any additional stock options unless they have been approved by the shareholders of the Company;

     - Undo the scheduled increase in director fees; and

     - Undertake such other actions as are in your best interests as shareholders of Delta Apparel.

          THIS PROXY SOLICITATION IS NOT ABOUT OPERATING PERFORMANCE!

     I believe that Mr. Humphreys and his management team are doing a good job in operating the Company. I have known Mr. Humphreys for approximately fourteen years and think highly of him. For this reason, when I began this Proxy solicitation, I chose not to run a candidate against him and stated that I supported his election. Although, as you might expect, Mr. Humphreys is supporting the current Board, I believe that if my Nominees are elected, he will choose to continue to work with the Company.

     As for me, I know the Delta Apparel business intimately. I have had a special interest in this business since 1985 when I personally engineered its acquisition. I believe that the manufacturing assets at Delta Apparel are among the lowest cost and most productive in the industry and that they produce the highest quality products in the T-shirt business. I was personally involved in many of the improvements in these manufacturing assets, including the acquisition of the knitting, dyeing, finishing and cutting facility and the construction of the Company's yarn mill. Much of the cost advantage of the Company is derived from the highly productive sewing facility in Honduras. I was the one who initiated the move of our sewing operations to Honduras and made the first trip there to establish the relationship that resulted in the construction of that plant.

     For many years, I was extremely frustrated by what I perceived to be the Delta Woodside CEO's constant and disruptive interference with this business that caused it to perform extremely poorly. I am pleased that Mr. Humphreys has now implemented the operating strategy that I have long advocated for Delta Apparel. Given our superior manufacturing assets, there is no doubt that our performance should be at the top of the industry.

     Although I have stated that I believe that the management compensation at Delta Apparel is excessive, I strongly believe in using bonuses and other incentive-based compensation as a way to attract and retain highly qualified people. My objection to the Delta Apparel compensation program is simply that it is excessive by any reasonable standard. It certainly is excessive by standards that were used at Delta Woodside over the last fifteen years and by comparison to other companies of similar size in the textile and apparel industries. When considered along with the other actions by the current board members in the three companies such as the amendment to the Duck Head CEO's million share option, it is clear to me that the current Board has lost its sense of what is reasonable. And, in my opinion, they have certainly forgotten that their first loyalty is owed to shareholders.

                   MY HISTORY AS A DIRECTOR OF DELTA APPAREL

     Recently the Company sent a letter to shareholders suggesting that I had no interest in the Company because I had resigned from the Board. Indeed I did resign, but not because of any lack of interest, but rather because I had concluded that I could not, in good conscience, continue to work with the other directors who, in my opinion, had no regard for the interests of the shareholders. These same directors, acting in their capacity as directors of Duck Head, deliberated in August 2000 as to what minimum share price they would accept were that company to be sold. Their consensus view was that only a price in the range of $8.00 per share would be acceptable, and this at a time when the shares were trading in the range of $1.00 per share. I believed this to be, at a minimum, a telling reflection on this Board's low regard for its fiduciary duties, particularly when combined with the fact that they had saddled that company with a "dead-hand" poison pill. Thus, I resolved to leave all three boards for so long as the current directors continued to serve. I did decide to remain on the Duck Head Board for a short time so that I could assist with any further discussions regarding the sale of that company.
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     The Company has also made a number of spurious allegations about me and my motives in pursuing this Proxy solicitation. I do not intend to respond with anything other than facts about the companies and about the actions which these directors have taken as directors. If they want to take the low road, that is their choice, but I shall not join them.

          YOUR VOTE IS IMPORTANT -- VOTE TO MAXIMIZE SHAREHOLDER VALUE

     I believe the choice is clear -- vote for the Nominees that have pledged to maximize shareholder value. Please vote your BLUE PROXY CARD today and mail it using the enclosed envelope, even if you have previously signed and sent in a WHITE card. Only your latest dated proxy card will be counted.

     Thank you for your consideration.
                                          Sincerely,

                                          /s/ Bettis C. Rainsford

                                          Bettis C. Rainsford

                SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY.

                                   IMPORTANT!

     1. REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD. PLEASE VOTE EACH BLUE PROXY CARD YOU RECEIVE SINCE EACH ACCOUNT MUST BE VOTED SEPARATELY. ONLY YOUR LATEST DATED PROXY COUNTS.

     2. WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY, NOT EVEN AS A VOTE OF PROTEST.

     3. EVEN IF YOU HAVE SENT A WHITE PROXY CARD TO THE COMPANY, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY, AND VOTE FOR YOUR BEST INTERESTS BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE.

     4. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, PLEASE CONTACT MORROW & CO., MY PROXY SOLICITOR, WHO WILL ASSIST YOU IN GETTING YOUR BROKERAGE SHARES VOTED.

                 IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES,
                            PLEASE CALL MY PROXY SOLICITOR:

                            MORROW & CO. AT (800) 662-5200.